FOR IMMEDIATE RELEASE	CONTACTS:
April 30, 2003
News Media
	Timothy Sargeant	(202) 624-6043 (Office)
(202) 825-7051 (Pager)
Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)

WGL HOLDINGS, INC. REPORTS SHARPLY HIGHER
SECOND QUARTER RESULTS FOR FISCAL YEAR 2003

     WGL Holdings, Inc. (NYSE: WGL) (the Company), the parent company of Washington Gas Light Company and other energy-related subsidiaries, today reported higher net income of $81.0 million, or $1.66 per share, for the three months ended March 31, 2003, an increase of $35.2 million, or $0.72 per share over the same period last year. Unless otherwise noted, earnings per share amounts are reported on a diluted basis and are based on average common shares outstanding. Basic earnings per share were $0.01 higher than earnings on a diluted per share basis in the quarter ended March 31, 2003, and there was no difference between basic and diluted earnings per share for the prior fiscal year period.

     “We are pleased to report significantly improved results compared to the same period last year,” said WGL Chairman and CEO James H. DeGraffenreidt, Jr. “Beyond the benefits of colder weather, our strategic focus on improving the core utility business and our disciplined approach to managing our energy-related unregulated businesses position us for sustained success,” noted DeGraffenreidt.

Summary Results

     The Company’s utility operations are weather sensitive, with a significant portion of revenue coming from deliveries of natural gas to residential and small commercial heating customers. The utility segment’s net income for the second quarter of fiscal year 2003 was $82.1 million, or $1.68 per share, an increase of 53 percent over the same period last year due primarily to significantly colder weather. Weather for the second quarter of fiscal year 2003, as measured by heating degree days, was nearly 32 percent colder than the same period last year. The current quarter was 16 percent colder than normal, while the same period last year was 12 percent warmer than normal. Results for the quarter ended March 31, 2003, reflect a gain of $0.05 per share related to the sale of the Company’s headquarters property located in downtown Washington, D.C. Results for the quarter and six months ended March 31, 2003, also reflect Company estimates for potential refunds to customers based on the final outcome of regulatory decisions related to this gain as well as other pending regulatory matters in Virginia. Actual results related to these regulatory contingencies are difficult to predict and could differ significantly from the estimates included in the reported earnings. The Company’s non-utility operations reported a net loss of $1.2 million for the quarter ended March 31, 2003. In the same quarter last year the non-utility operations had a net loss of $7.8 million due largely to an impairment provision of $7.3 million for the Company’s former investment in a residential heating, ventilating and air conditioning (HVAC) business. Also in the second quarter of fiscal year 2002, the former residential HVAC segment had a net loss from operations of $2.2 million. In the second quarter of fiscal year 2003, the retail energy-marketing

WGL Holdings, Inc. • 1100 H Street, N.W. • Washington, D.C. 20080 • www.wglholdings.com and commercial HVAC segments reported net losses of $598,000 and $231,000, respectively, compared to net income of $1.3 million and $385,000, respectively, in the same quarter of fiscal year 2002.

     For the first six months of fiscal year 2003, the Company’s net income was $132.6 million, or $2.72 per share, a 74 percent improvement over net income of $76.0 million, or $1.56 per share, for the same period in fiscal year 2002. The utility segment reported net income of $129.0 million, or $2.65 per share, for the six months ended March 31, 2003, an increase of $46.2 million, or $0.95 per share, over the results for the first half of fiscal year 2002. This improvement primarily reflects the effect of 38 percent colder weather in the first six months of fiscal year 2003. The current six-month period was 18 percent colder than normal, while the same period in fiscal year 2002 was almost 15 percent warmer than normal.

     The Company reported net income of $3.5 million for its non-utility operations for the six months ended March 31, 2003. This compares to a net loss of $6.9 million in the year earlier period, which includes the $7.3 million residential HVAC impairment provision mentioned above and a net loss from operations of $3.0 million from the residential HVAC business. Net income of $3.7 million from the retail energy-marketing segment increased $1.4 million over the same period last year while results from the commercial HVAC segment reflected a net loss of $616,000 compared to net income of $1.2 million in the same period of fiscal year 2002.

     DeGraffenreidt said, “The significantly colder weather clearly played a major role in achieving this quarter’s impressive results and led to a new record for daily deliveries. On January 23, 2003, we delivered 1.4 billion cubic feet of natural gas, surpassing a previous record set in 1994. Our results also continue to benefit from new rates put in place over the past year. In addition, we are capitalizing on operational enhancements that improve efficiencies and provide for dependable and safe service to meet these high-demand periods.” DeGraffenreidt added, “We continue to seek timely recovery of increased operating costs in our various jurisdictions. In the second quarter of fiscal year 2003, we filed for new rates in the District of Columbia and Maryland. We are committed to pursuing regulatory remedies that will preserve our Company’s financial and operational strength.”

Utility Results for the Quarter Ended March 31, 2003

     The utility segment’s net income of $82.1 million, or $1.68 per share, for the second quarter of fiscal year 2003 was an increase of $28.6 million, or $0.58 per share, over the same period last year. Total gas deliveries of 669 million therms to firm customers in the current quarter, increased 172 million therms, or approximately 35 percent, over the second quarter of fiscal year 2002 due to significantly colder weather and a 3.2 percent increase in the number of customer meters. The colder weather contributed an estimated $0.29 per share, to current quarter results compared to normal weather. Also improving current period results were new rates that went into effect in Virginia on November 12, 2002, subject to refund, and new rates in Maryland that went into effect on September 30, 2002. Tempering these year-over-year improvements were higher labor and benefit costs, higher depreciation levels, and increased expenses for uncollectible accounts and liability insurance. Earnings in the second quarter of fiscal year 2002 were reduced $0.26 per share by warmer-than-normal weather, which was mitigated by a $0.10 per share benefit from weather insurance.

     As mentioned above, the sale of the Company’s current Washington, D.C. headquarters property resulted in a current quarter gain of $0.05 per share.

Non-Utility Results for the Quarter Ended March 31, 2003

     The Company’s non-utility operations reported a net loss of $1.2 million for the current quarter, or $0.02 per share, compared to a net loss of $7.8 million, or $0.16 per share, in the second quarter of fiscal year 2002. The retail energy-marketing segment had a net loss of $598,000 in the current quarter compared to net income of $1.3 million in the same period last year. The retail energy-marketing segment’s seasonal storage flexibility, combined with other risk mitigation strategies, provided significant protection from the effects of the sustained colder-than- normal weather and high gas prices that occurred in the second quarter. However, the actual conditions experienced in late February and early March were more extreme than the planning parameters prescribed in the Company’s risk management policy. Accordingly, the colder-than-normal weather in the quarter ended March 31, 2003, caused the retail energy-marketing segment

WGL Holdings, Inc. • 1100 H Street, N.W. • Washington, D.C. 20080 • www.wglholdings.com to make some additional purchases of natural gas in the spot market at a cost above its retail selling price to meet its commitments to customers. At the end of the quarter, the retail energy-marketing segment supplied natural gas to 162,000 customers, a 10 percent increase over the same period last year. Electricity accounts totaled 79,000 at the end of the current quarter, an increase of 36 percent over the second quarter of fiscal year 2002.

     The Company’s commercial HVAC segment had a net loss of $231,000 in the current quarter, compared to net income of $385,000 in the same quarter of the prior year, reflecting reduced business activity and lower gross margins. The commercial HVAC segment is working to rebuild the backlog of orders for its services.

     For the three months ended March 31, 2002, the Company reported an impairment provision of $7.3 million and a net loss from operations of $2.2 million for its former investment in a residential HVAC business. During the last quarter of fiscal year 2002, the Company finalized a restructuring agreement and no longer has an equity investment in the residential HVAC business. There was no effect on net income from the residential HVAC business in the quarter ended March 31, 2003.

Utility Results for the Six Months Ended March 31, 2003

     Net income for the utility segment was $129.0 million, or $2.65 per share, for the first six months of fiscal year 2003, an increase of $46.2 million, or $0.95 per share, over the six months ended March 31, 2002, due primarily to 38 percent colder weather in the current period. The 18 percent colder-than-normal weather in the current six-month period contributed $0.46 per share to current fiscal year results, whereas the warmer-than-normal weather last year reduced earnings in that period by approximately $0.55 per share before the mitigating effect of $0.18 per share associated with the Company’s weather insurance policy. Firm gas deliveries of 1,115 million therms for the six months ended March 31, 2003, increased 300 million therms over the same period last year. New rates put into effect since the end of the second quarter last year in Maryland and Virginia also improved results. The utility segment results also benefited from an adjustment to income taxes that added $0.06 per share to net income in the first quarter of fiscal year 2003. The first six months of fiscal year 2002 included a $0.04 per share charge attributable to business activities the Company had with a bankrupt energy trader.

     As mentioned previously, the sale of the Company’s Washington, D.C. headquarters property resulted in an after-tax gain of $0.05 per share in the first six months of fiscal year 2003.

Non-Utility Results for the Six Months Ended March 31, 2003

     The non-utility operations reported net income of $3.5 million for the first six months of fiscal year 2003, or $0.07 per share, compared to a net loss of $6.9 million, or $0.14 per share, in the same period in fiscal year 2002. The retail energy-marketing segment’s net income of $3.7 million in the current period was $1.4 million higher than the same period last year. The improved current period net income for the retail energy-marketing segment reflects higher gas and electricity volumes sold and higher net margins per therm and per kilowatt-hour that were sold in the first quarter of fiscal year 2003.

     The Company’s commercial HVAC segment had a net loss of $616,000 in the first half of the current fiscal year and net income of $1.2 million in the same period last year due to reduced business activity and lower gross margins. The Company’s former investment in a residential HVAC business had a net loss from operations of $3.0 million in the first six months of fiscal year 2002 in addition to the $7.3 million impairment provision, mentioned previously.

     In the first quarter of fiscal year 2003, a subsidiary of the Company sold a significant portion of its remaining interest in a land development venture, which resulted in a gain of $0.02 per share.

Earnings Outlook

     Commenting on the remainder of fiscal year 2003, DeGraffenreidt said, “Based on the financial results for the six months ended March 31, 2003, and looking forward, we are estimating our reported earnings per average common share, determined in accordance with generally accepted accounting principles, in a range of $2.07 to $2.17 for our fiscal year ending September 30, 2003. This range includes the $0.02 per share and the $0.05 per share gains from the sale of land and the headquarters property in the first and second quarters of fiscal year 2003,

WGL Holdings, Inc. • 1100 H Street, N.W. • Washington, D.C. 20080 • www.wglholdings.com respectively. For the third quarter of fiscal year 2003 ending June 30, 2003, we estimate a seasonal net loss per average common share to range from $0.14 to $0.18. Both of these ranges reflect assumptions about the ultimate resolution of the pending rate case in Virginia, no effects from the recently filed District of Columbia and Maryland rate applications, actual weather through April 28, 2003, and normal weather for the remainder of the current fiscal year, assumptions about natural gas prices that will be incurred by our retail energy-marketing segment for the balance of the fiscal year, and no unusual items. The range for fiscal year 2003 includes projected earnings on a reported basis for our unregulated businesses of $0.03 to $0.05 per average common share.”

Other Information

     The Company will hold a conference call at 10:30 a.m. Eastern time on May 1, 2003, to discuss its second quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live broadcast, click on the “Live Webcast” icon located on the home page of the referenced site. The Webcast will be archived for replay on the WGL Holdings Web site through May 30, 2003.

     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves approximately 963,000 customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial HVAC services.

     Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.

Note: This press release and other statements by the Company may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be reached. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.

     In addition to the factors previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions; timing and success of business and product development efforts; technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; and other uncertainties. For a further discussion of the risks and uncertainties, see the Company’s most recent quarterly report on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission.

(Your attention is called to the following comparative statements for additional information.)

WGL Holdings, Inc. • 1100 H Street, N.W. • Washington, D.C. 20080 • www.wglholdings.com

WGL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year To Date		Twelve Months Ended
	March 31,		March 31,		March 31,

(Thousands, except per share data)	2003	2002	2003	2002	2003	2002

UTILITY OPERATIONS
Operating Revenues	$620,208	$379,394	$995,200	$646,050	$1,274,282	$946,994
Less: Cost of gas	366,763	189,200	559,299	315,733	702,716	475,609
Revenue taxes	16,029	11,779	25,816	19,644	35,310	27,111

Net Revenues	237,416	178,415	410,085	310,673	536,256	444,274

Other Operating Expenses
Operation and maintenance	56,046	52,339	111,179	99,318	216,924	195,281
Depreciation and amortization	21,189	18,048	40,804	35,699	78,025	70,560
General taxes	11,849	10,769	21,457	18,071	36,124	36,866
Income tax expense	54,443	34,139	82,343	53,486	57,550	38,845

Total Other Operating Expenses	143,527	115,295	255,783	206,574	388,623	341,552

Utility Operating Income	93,889	63,120	154,302	104,099	147,633	102,722
NON-UTILITY OPERATING INCOME (EXPENSES)
Operating Revenues
Retail energy-marketing	222,692	172,897	396,633	302,009	690,490	488,509
Commercial HVAC	7,551	12,016	18,140	32,772	47,390	60,814
Other non-utility activities	622	512	1,120	1,084	975	2,632
Operating Expenses
Non-utility operating expenses	(232,584)	(182,318)	(411,698)	(329,715)	(738,488)	(543,469)
Equity loss in 50%-owned residential HVAC investment (pre-tax)	—	(2,115)	—	(2,822)	(2,580)	(4,499)
Residential HVAC impairment	—	(7,300)	—	(7,300)	(2,131)	(11,200)
Income tax expense	785	(1,173)	(2,407)	(2,209)	(4,097)	(1,972)

Non-Utility Operating Income (Loss)	(934)	(7,481)	1,788	(6,181)	(8,441)	(9,185)
Other Income (expenses)	(85)	1,782	631	1,980	3,948	312

INCOME BEFORE INTEREST EXPENSE	92,870	57,421	156,721	99,898	143,140	93,849
Interest expense	11,577	11,331	23,476	23,241	46,111	46,515
Dividends on Washington Gas preferred stock	330	330	660	660	1,320	1,320

NET INCOME	$80,963	$45,760	$132,585	$75,997	$95,709	$46,014

AVERAGE COMMON SHARES OUTSTANDING	48,582	48,565	48,578	48,561	48,572	48,082

BASIC EARNINGS PER AVG COMMON SHARE	$1.67	$0.94	$2.73	$1.56	$1.97	$0.96

DILUTED EARNINGS PER AVG COMMON SHARE	$1.66	$0.94	$2.72	$1.56	$1.97	$0.96

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK —BY SEGMENT ($000):
Regulated utility	$82,130	$53,555	$129,041	$82,848	$101,192	$56,759
Major non-utility operations:
Retail energy-marketing	(598)	1,327	3,702	2,257	6,798	3,054
HVAC:
Commercial — operating gain (loss)	(231)	385	(616)	1,240	2,416	2,473
Residential — operating (loss)	—	(2,173)	—	(2,951)	(2,580)	(4,245)
Residential — impairment	—	(7,300)	—	(7,300)	(2,131)	(11,200)

Total major non-utility	(829)	(7,761)	3,086	(6,754)	4,503	(9,918)

Other, principally non-utility activities	(338)	(34)	458	(97)	(9,986)	(827)

NET INCOME	$80,963	$45,760	$132,585	$75,997	$95,709	$46,014

WGL HOLDINGS, INC.
OTHER INFORMATION
Consolidated Financial and Operating Statistics

COMMON STOCK DATA

March 31, 2003	52 Week
Price	Price Range

$26.49	$27.95 - $19.25

	Earnings Per Share
	Twelve Months Ended March 31,

				Annualized
	2003	2002	P/E	Dividend	Yield

Basic	$1.97	$0.96	13.4	$1.28	4.8%
Diluted	$1.97	$0.96

FINANCIAL STATISTICS

	Twelve Months Ended

	March 31,	March 31,
	2003	2002

Return on Average Common Equity	11.2%	5.6%
Total Interest Coverage (times)	4.4	2.9
Book Value Per Share (end of period)	$17.87	$17.17
Common Shares Outstanding—end of period (thousands)	48,583	48,566

UTILITY GAS STATISTICS

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,

	2003	2002	2003	2002	2003	2002

Operating Revenues (thousands )
Gas Sold and Delivered
Residential — firm	$364,258	$232,355	$580,644	$382,710	$715,731	$507,543
Commercial and Industrial — firm	117,874	67,603	184,077	116,271	231,042	169,923
Commercial and Industrial — interruptible	2,490	2,138	5,929	4,420	8,453	8,142
Electric Generation	275	258	550	533	1,100	1,083

	484,897	302,354	771,200	503,934	956,326	686,691

Gas Delivered for Others
Firm	67,567	45,808	117,833	82,056	149,439	114,815
Interruptible	9,432	10,640	18,924	19,717	30,412	30,466
Electric Generation	55	94	204	170	727	502

	77,054	56,542	136,961	101,943	180,578	145,783

	561,951	358,896	908,161	605,877	1,136,904	832,474
Other	58,257	20,498	87,039	40,173	137,378	114,520

Total	$620,208	$379,394	$995,200	$646,050	$1,274,282	$946,994

	Three Months Ended				Six Months Ended				Twelve Months Ended
	March 31,				March 31,				March 31,

	2003		2002		2003		2002		2003		2002

Gas Sales and Deliveries (thousands of therms)
Gas Sold and Delivered
Residential — firm	328,201		251,124		543,691		401,618		651,317		491,218
Commercial and Industrial — firm	112,769		84,611		187,953		142,495		239,376		197,141
Commercial and Industrial — interruptible	2,849		3,248		7,336		6,765		11,217		12,095

	443,819		338,983		738,980		550,878		901,910		700,454

Gas Delivered for Others
Firm*	227,663		161,331		383,478		270,539		459,849		359,078
Interruptible	80,072		93,880		163,096		171,715		268,747		268,229
Electric Generation	14,794		14,099		37,217		36,368		170,059		129,527

	322,529		269,310		583,791		478,622		898,655		756,834

Total	766,348		608,293		1,322,771		1,029,500		1,800,565		1,457,288

WASHINGTON GAS ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	276,850		239,735		484,748		409,725		684,739		575,633
Number of Customers (end of period)	162,000		146,800		162,000		146,800		162,000		146,800
Electricity Sales
Electricity Sales (thousands of kWhs)	1,808,211		1,388,758		3,731,086		2,518,146		7,701,077		4,270,991
Number of Accounts (end of period)	79,000		58,000		79,000		58,000		79,000		58,000
UTILITY GAS PURCHASED EXPENSE
(excluding off system)	72.52	¢	51.06	¢	66.33	¢	51.65	¢	65.78	¢	54.55	¢
HEATING DEGREE DAYS
Actual	2,463		1,870		4,106		2,977		4,433		3,321
Normal	2,120		2,121		3,478		3,491		3,801		3,814
Number of Customer Meters (end of period)	962,954		932,817		962,954		932,817		962,954		932,817

*Excludes wholesale therm deliveries to unaffiliated company.

WGL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,

(Thousands)	2003	2002

ASSETS
Property, Plant and Equipment
At original cost	$2,503,651	$2,402,539
Accumulated depreciation and amortization	(884,250)	(851,026)

	1,619,401	1,551,513

Current Assets
Cash and cash equivalents	18,432	14,406
Accounts receivable	503,256	341,524
Other	86,956	67,108

	608,644	423,038

Deferred Charges and Other Assets	151,195	190,945

Total Assets	$2,379,240	$2,165,496

CAPITALIZATION AND LIABILITIES
Capitalization
Washington Gas preferred stock	$28,173	$28,173
Common shareholders’ equity	868,225	833,983
Long-term debt	623,257	642,603

	1,519,655	1,504,759

Current Liabilities
Notes payable and current maturities of long-term debt	138,949	113,122
Accounts payable	250,964	125,175
Other	149,676	95,367

	539,589	333,664

Deferred Credits	319,996	327,073

Total Capitalization and Liabilities	$2,379,240	$2,165,496